Exhibit 10.114

TheMaven, Inc.

2020 Outside Director Compensation Policy

Adopted by the Board of Directors as of January 1, 2020 and Amended by the Board of Directors on May 27, 2020

TheMaven, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2019 Equity Incentive (the “Plan”). Outside Directors will be solely responsible for any tax obligations they incur as a result of the equity and cash payments received under this Policy.

Annual Stock Award to Outside Directors: Each Outside Director will on January 1 of each year (or, if later, on the date of the first meeting of our board of directors or compensation committee occurring on or after the date on which the individual first became an Outside Director) be granted a Restricted Stock Award (the “Director Award”) of a number of shares of common stock of the company with an aggregate value of $50,000 (pro rata for partial years), based on a per share price equal to the closing sale price of the Common Stock on the trading day immediately preceding the date of the Director Award.

Annual Stock Award to Committee Chairs: An Outside Director who serves as the chairperson of one or more committees of the board, will on January 1 of each year (or, if later, on the date of the first appointment as chairperson of a committee) be granted a Restricted Stock Award (the “Chair Award”) of a number of shares of common stock of the company with an aggregate value of $50,000 (pro rata for partial years), based on a per share price equal to the closing sale price of the Common Stock on the trading day immediately preceding the date of the Chair Award. Each Outside Director may only receive one Chair Award, regardless of the number of committees chaired.

The shares underlying each Director Award and Chair Award will vest in equal monthly installments commencing on the last day of the calendar month in which the Award was made and ending on December 31 of such year, subject to continued service as a director or chairperson, as applicable, through the applicable vesting date.

Cash Compensation: No Outside Director will receive cash compensation.